Exhibit 12.1


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                          ClearOne Communications, Inc.
         Statement re: Computation of Ratio of Earnings to Fixed Charges
                          (In thousands, except ratios)



                                                          Year Ended
                                         2002      2001      2000      1999      1998
                                       -----------------------------------------------
Fixed Charges:
  Interest on debt                     $    23   $    42   $    66   $   148   $   240
  Interest portion of rental expense       440       316       199       154        80
                                       -----------------------------------------------
Total fixed charges                    $   464   $   358   $   265   $   302   $   320
                                       ===============================================

Earnings:
  Consolidated pre-tax income from
    continuing operations              $11,242   $ 8,844   $ 6,720   $ 3,229   $   988
  Add back:  fixed charges                 464       358       265       302       320
                                       -----------------------------------------------
Total earnings                         $11,706   $ 9,202   $ 6,985   $ 3,531   $ 1,308
                                       ===============================================

Ratio of earnings to fixed charges       25.2x     25.7x     26.4x     11.7x      4.1x

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